EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Caraco Pharmaceutical Laboratories, Ltd.
Detroit, Michigan

          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the 1993 Stock Option Plan and the 1999 Equity Participation Plan) (File No. 333-104429) of our reports dated May 14, 2007 relating to the financial statements of Caraco Pharmaceutical Laboratories, Ltd. at and for the years ended March 31, 2007 and 2006, the transition period ended March 31, 2005, and for the year ended December 31, 2004 and to management’s assessment of the effectiveness of internal control over financial reporting at March 31, 2007, and the effectiveness of internal control over financial reporting at March 31, 2007, which reports are included in Caraco’s Annual Report on Form 10-K.

/s/ Rehmann Robson

Troy, Michigan
May 14, 2007